Exhibit 99.2

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

WILLBROS GROUP, INC.

Moderator: Michael Collier

April 2, 2012

11:00 am CT

Operator: Good morning, ladies and gentlemen, and welcome to the Willbros Group Fourth Quarter 2011 Operations Update conference call. Today’s call is being recorded.

I would now like to turn the call over to Mr. Michael Collier, Vice President of Investor Relations. Please go ahead sir.

Michael Collier: Thank you, Matt. Good morning everyone and thanks for joining us on such short notice.

As we stated in our release this morning, we have not finalized our fourth quarter numbers and filed a 10-K due to outstanding questions regarding prior accounting treatment of goodwill and tax reserves.

While we will be presenting unaudited preliminary numbers, we believe the information we will share with you today is directionally correct and any adjustments will be reflected in our 2011 10-K filing.

All of the discussion of company and segment operating performance refers to results before the impact of special items including goodwill impairments and as I just noted, goodwill and tax reserves may change in the final results. The changes we anticipate are expected to be noncash in nature.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer of Willbros and Van Welch, our Chief Financial Officer.

This conference call is being broadcast live over the Internet, is also being recorded.

An archive of the webcast will be available shortly after the call on our web site, willbros.com and a replay will also be available through the phone number provided by the company in today’s press release.

Information reported on this call speaks only as of today, April 2, 2012, and therefore you’re advised that time sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events or developments the company expects or anticipates will or may occur in the future are forward-looking statements.

A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in today’s press release and in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of April 2, 2012 and on our web site.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

And now, I will turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros. Randy.

Randy Harl: Thanks Mike. Good morning everyone and thank you for joining us today. First, I would like to address the resolution of the final two uncertainties related to our February, 2007 sale of our Nigeria assets and operations.

This morning, we announced that we have settled the West Africa Gas Pipeline Company, WAPCO, litigation and that we have completed the monitorship required by the DOJ.

Additionally the DOJ has filed a motion to dismiss the FCPA related criminal charges.

The WAPCO settlement creates certainty of the outcome and eliminates trial risk which we believe could have continued for years in the trial in Appellate Courts. We believe this is a fair settlement and we are very pleased to remove the overhang of this litigation.

The DOJ monitorship brought great positive change to Willbros in the form of a stronger compliance culture. The cost of the monitor and the major spend to establish the required controls and processes are behind us; however, we will continue to invest in a compliance culture. With both of these issues resolved we can now devote our entire attention to the substantial opportunities we have before us.

Van will provide details of our preliminary financial information in his prepared remarks. But first I would like to review our performance.

For the fourth quarter of 2011, our estimated operating loss was $11 million on revenue of $405 million compared to a loss of $21.1 million on revenue of $353 million in the fourth quarter of 2010, a significant improvement.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

We delivered improved fourth quarter results largely as a result of expanding our upstream presence and service offerings to help mitigate the seasonality of large diameter pipeline construction. Additionally we benefited from improvement in our Utility T&D segment which posted much better results especially in the Texas market where we continue to benefit from the CREZ build-out.

At the beginning of last year, we established four objectives for the company to move Willbros toward profitability. Number one, improve safety performance; number two, focus on North America; number three, improve project management; and four, reduce debt by 50 to $100 million.

We exceeded our debt reduction goal and in North America we expanded our presence in the growing liquids resource plays, improved the risk profile of the Canada model by focusing on base-load multiyear contracts and increased our resource utilization for electric utility infrastructure construction.

As a result year-over-year operating results improved. However I am not pleased with our overall performance in 2011 and I am committed to taking aggressive steps to generate better results in 2012.

Throughout the year, we trailed our peers in metrics that we and our investors consider important such as operating margins, debt coverage and creation of shareholder value. While we substantially reduced debt, we recognize that we accomplished this mainly by applying proceeds from the TransCanada settlement and the sale of assets and not with cash generated from operations.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

As Chief Executive Officer, I am responsible for ensuring we do not replicate last year’s performance. We clearly can and must generate better performance in 2012.

During the fourth quarter, we launched a thorough review of all our business units and their relative performance. We know which business units are operating at a level of comparable to or better than our peers. And we are taking actions to improve the results of the underperforming units.

Approximately half of the revenue we generated produced operating results equal to or above our peer group average. Twenty-five percent performed slightly below this average and the bottom 25% performed significantly below this average.

Revenue generated from this bottom quadrant results in an operating loss of approximately $23 million in 2011.

To improve the performance of the units that are negatively impacting our results, we have implemented action plans to address the commercial, contractual and competitive challenges we face. We must focus our management talent on these underperforming business units and either quickly turn them around or exit the businesses. Success here translates into operating margins in-line with our peer group.

At the same time, it is critical that we keep our eye on the ball and ensure that we maintain the positive trends and momentum of our top performing units.

As we grow Willbros into a larger multifaceted engineering and construction company, we qualify for and win larger, more complex assignments. Successful growth demands a corresponding increase in our management talents and skills. It also requires that we concentrate the best management talent on the critical problems.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

We have now focused our best talent on areas that can move the needle. We have moved Downstream under the successful Management Team in Upstream and separated construction and maintenance from engineering to ensure that both get the full benefit of executive management scrutiny.

New management at Texas Distribution not only brings more talent to that problem area but frees more time for Utility T&D management to resolve underperformance issues in the Northeast.

As a result of these organizational adjustments, we have changed our segment reporting structure from Upstream Oil and Gas, Downstream Oil and Gas and Utility T&D.

Starting in Q1 2012, we will continue to report three segments which now are Oil and Gas; the combination of both Upstream and Downstream; Canada, since it represents significant opportunities for growth; and Utility T&D.

Improving the consistency and predictability of project execution represents a significant opportunity for all of Willbros and therefore project management remains a key focus area.

In order to address the challenges we face in project execution, we are deploying Jim Gibson, our COO and most experienced Project Manager, to spend his time exclusively on project management. Jim’s mandate is to continue building the Project Management Office, our PMO, by bolstering our bench strength of Project Managers within each segment and ensuring we have consistent deployment of our systems and processes on our projects.

Jim will have oversight of all EPC projects and other selected critical projects within the company.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

After Van discusses the financials, I will provide more detail on the outlook for Willbros and the actions we’re taking to improve our performance in 2012; Van.

Van Welch: Thanks Randy and good morning to everyone. Again estimates and comments we are providing regarding our operating performance refer to results before the impact of special items including goodwill impairments.

We were unable to timely file our 2011 Form 10-K due to a material weakness discovered in our controls for income tax accounting including the tax provision and related tax assets and liabilities.

Turnover in our Tax Department including the resignation of our VP of Tax on March 9th contributed to the delay. To address this material weakness we have moved the responsibility of tax accounting under our controller, hired a Big Four Firm to assist us in improving our tax accounting work processes and selected tax software to assist us to automate our tax provision as well as provide a tax basis balance sheet.

We have also initiated a search for a new Tax Director.

We are working diligently and we expect to file our 2011 Form 10-K by April 9, 2012. The noncash nature of the items which require adjustments primarily goodwill and tax reserves does not impact our debt covenants or our liquidity.

As I stated on our November conference call, we did not expect to be profitable in the fourth quarter due to the seasonality of our business. But we did anticipate significantly improved results from the fourth quarter of 2010. This turned out to be the case.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

When we removed the effects of the goodwill impairment in the fourth quarter the estimated operating loss was $11 million, an almost 50% improvement compared to the operating loss of $21.1 million in the fourth quarter of last year.

This improvement was primarily driven by much better performance in the Upstream and Utility T&D segments despite weaker performance in Downstream.

Now I will provide information on the operating performance in each of our segments starting with Upstream.

In the Upstream segment, we estimate a $1.1 million operating loss on revenue of $184 million in the fourth quarter of 2011 compared to an operating loss of $11.3 million in the fourth quarter of 2010. The $10 million improvement was largely due to better performance from our operations in the Canadian oil sands, our successful U.S. Upstream Regional Strategy and an uptick in engineering and EPC assignments. Improving engineering activity is generally a positive leading indicator for construction.

Moving to Downstream, the Downstream segment is estimated to have an operating loss of $3.8 million on revenue of $63 million from the fourth quarter of 2011 compared to breaking even at the operating line on revenue of $98 million in the fourth quarter of 2010.

The Downstream segment continued to be impacted by weak demand for small capital projects by our customers and delayed turnaround spending. Better refining margins in the Midwest caused several of our customers to delay maintenance and turnaround activity in the fall.

Lastly Utility T&D, for the fourth quarter of 2011 the Utility T&D segment is estimated to have an operating loss of $6 million on revenue of $158 million compared to a loss of $9.6 million on revenue of $121 million in the fourth quarter of 2010.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Fourth quarter results improved year-over-year due to better utilization of resources on transmission construction projects for Oncor’s portion of the CREZ work in Texas. But results from our distribution businesses and construction work in the Northeast were disappointing. These are businesses which Randy mentioned earlier where we are currently working to quickly turn them around.

Now a few words on discontinued operation, in the fourth quarter of 2011 we realized an estimated loss from discontinued operations of $60.5 million. The loss is primarily related to the WAPCO litigation and settlement cost. We’re very pleased to announce that we have settled the $274 million WAPCO lawsuit for $55.5 million of structured payments. The settlement defers $41.5 million or 75% of the payments into future years with the last payment scheduled for December 31, 2017.

The payments due in years 2015, ‘16 and ‘17 totaling $29 million may be accelerated and become due as early as the fourth quarter of 2014 if Willbros achieves certain financial metrics.

The settlement stops the significant legal spend on the litigation including an additional anticipated expense of $15 million for trial and likely appeal. This settlement creates certainty of the outcome and eliminates trial risk. We believe it is a fair settlement and are pleased to end the ongoing legal cost and management involvement in this litigation.

Our backlog levels continue to be strong. At December 31, 2011, Willbros reported total backlog from continuing operations of $2.2 billion compared to $2.2 billion at September 30, 2011 and $1.9 billion at December 31, 2010.

Twelve months backlog was $865 million slightly down from $870 million at September 30, 2011.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

New backlog additions in the fourth quarter totaled $456 million with the majority of these additions coming from our MSAs.

Now liquidity; from a liquidity standpoint our continuing operations cash balance as of December 31st was $58.7 million. This balance excludes $25 million of available borrowings under our credit facility revolver providing total liquidity of $83.7 million.

In the fourth quarter of 2011, we utilized the proceeds from the sale of our InterCon subsidiary and $10 million in cash to further reduce our term loan by $28.7 million. For the year, we made payments of $123.4 million against our term loan exceeding our objective of 50 to $100 million.

In the first quarter of 2012, we have paid an additional $30 million against our term loan and after that transaction on March 30th our bank balance remains adequate and stands at approximately $60 million.

As for guidance, in 2012, we expect our continuing operations to generate revenues of approximately $1.7 to $1.9 billion and to continue with our debt reductions. We anticipate reducing our term loan by approximately $50 to $100 million by year end.

For 2012, we expect positive operating income in all three of our segments. At this time we anticipate our operating performance in the first quarter of 2012 to be comparable to the fourth quarter of 2011. This result would be a substantial improvement relative to the first quarter of last year when we lost $20.6 million at the operating line.

I plan to provide additional guidance on the first quarter call.

I will now turn the call back to Randy for additional comments. Randy.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Randy Harl: Okay, thanks Van. I’ve stated in past calls that our backlog is adequate to support our run rate going forward. We generated $1.6 billion in revenue in 2011 and fully replaced that amount ending the year with over $2 billion in our backlog.

Given the markets we serve, I am very comfortable that we can continue to acquire quality backlog.

Bidding activities across all our businesses is improving. In just the last two months our active bid summary in our Canada segment has risen from $195 million to over $272 million.

In the Oil and Gas segment, we have approximately 70% of the revenue planned for this year committed.

In our downstream businesses, we have experienced an increased level of inquiries and have identified over $500 million in prospects. Our Downstream Engineering Business Unit has been profitable on rising manpower levels in the first two months of this year and we are seeing more inquiries for our fabrication and manufacturing services all of which are precursors to market improvement.

Through our new office on the Houston Ship Channel, we have begun booking work on the Gulf Coast including an MSA at a large refinery in Pascagoula, Mississippi. Additionally, our current visibility leads us to believe that we will have a more robust turnaround season in the second half of this year.

In our Upstream Oil and Gas businesses, our large diameter pipeline construction business is mobilizing right now to perform 97 miles of large diameter pipeline construction for the Red River Project.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

During the first quarter, we have recognized higher than anticipated demand for our regional service offerings supporting the shift to liquid-rich production and we believe this level of activity will continue throughout the year.

Additionally we believe contractor capacity in the liquids-rich plays is tightening enabling us to realize the improved margins relative to 2011 before yearend.

And for our integrity services, watch for a product launch soon as our pipeline integrity management business has gained competitive advantage by signing an agreement to use advanced cloud computing technology. This product will provide a seamless interface for data management and access for our energy industry clients.

This is a significant development in this emerging market and we believe it will be a strong differentiator for our pipeline integrity solutions.

In Canada, over $4 billion in near term prospects gives us confidence we can fully replace the revenue opportunities discontinued with the exit from cross country pipeline construction in Canada. We’re also now positioned to quality for larger capital projects in new plant expansions and have favorably changed the risk profile of the business base loading it with recurring services in existing facilities.

In Utility T&D, we have in excess of $400 million in transmission construction backlog anchored by the Texas CREZ work. Especially in Texas, we are seeing increased demand for utility distribution services and, with the general improvements in the economy; we believe the distribution business is beginning to rebound.

We also continue to selectively bid transmission and other capital projects in the Northeast.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Again, securing backlog is not the issue. Our challenge is to convert our backlog into positive operating income and cash flow through profitable and safe execution of all of our projects and services. We fully believe that our technical execution is as good, or better, than our competitors, but we must improve the consistency and predictability of the results we deliver.

Projects are the lifeblood of Willbros and Jim Gibson will personally monitor the pulse of those projects including safety, cost, schedule, cash flow, margin and contingency accounts.

Our 2011 performance clearly indicates that we have a lot of work in front of us. Returning the underperforming units to breakeven would improve operating income by over $20 million. We have already made measurable progress and I believe that our approach will yield additional positive results in 2012.

Here’s what you should expect this year.

One, additional debt reduction; two, marked improvement in the underperforming units in our Utility T&D segment and in our Oil and Gas segment’s Downstream businesses; three, top and bottom line growth in our Canadian oil sands operations; and four, improved profitability in the upstream businesses of our Oil and Gas segment.

Operator we will now take questions.

Operator: Thank you. Ladies and gentlemen, if you would like to ask a question, please signal by pressing the star key followed by the digit 1 on your telephone keypad. If you’re on a speakerphone, today please make sure your mute function is turned off to allow your signal to reach our equipment.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Also if you pressed star 1 earlier on today’s call, please press star 1 again to ensure our equipment has captured your signal. And we’ll pause for just a moment to allow everyone an opportunity to signal for questions.

At this time we’ll go to Matt Tucker with KeyBanc Capital Markets.

Matt Tucker: Hi. Thanks for taking my questions. First question and I assume you didn’t just forget to put this in the release so maybe you can’t give us too much help, but how should we think about where the fourth quarter EPS is going to shake out? If you could maybe give us a range or give us kind of the tax and share count assumptions we could use.

Van Welch: Yes I think Matt, yes we’re going to wait on that until we get our tax adjustments completely figured out in terms of the impact it’s going to be on Q4. I do believe that we have everything identified associated with the tax adjustments. Now we’re just taking a deeper dive to ensure that those are going to be placed in the - not just the proper amounts but in the proper account.

So at this time, I’m not going to give any EPS guidance or tax guidance.

Matt Tucker: Okay, thanks. And just also noticed you provided the backlog for each of the quarters in 2011. And it looks like the numbers were revised down in each quarter. And I think that was primarily on the utility side or maybe all on that side. Could you give us a little color on what was going on there?

Van Welch: On the UTD side during the very end of the third quarter, going into the fourth, we completed a couple of capital projects mostly in the Northeast that had an impact on the backlog with T&D.

There are a number of prospects that are currently out there that could continue to build that as we go into 2012. And also the MSA activity is still continuing to be very, very strong in UTD.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Matt Tucker: I guess I wasn’t really referring to the direction of backlog in the fourth quarter. It looks like you actually revised down the historical numbers versus what you had previously reported, so I was wondering if there was something maybe long term that had been in the back log that you reversed out.

Van Welch: There were some adjustments that we made on particular five year related kinds of contracts that they were spread throughout several of the businesses. But there were a few adjustments that were made.

And that’s not unusual Matt. What we do on those evergreen contracts, we always take a look at those that - and adjust those accordingly as we see the work off that’s going to be anticipated over the next five years.

Matt Tucker: Got it, thanks. And then in terms of your COO now really focusing on project management, can you give us a sense of any kind of milestones that have been set for him and in terms of delivering on that initiative?

Randy Harl: Well I mean Matt - we have parameters, targets for everything from job profitability, cash flow, safety, all of the indicators that we use to measure that performance for every project. I think the takeaway here is that his involvement has been focused starting with the estimates that we put together through to completion and hand over of those projects.

So the critical one and all EPC, Jim is going to make sure that we are applying best practices, have the right people, systems and processes out there every time. So it’s a question of a lot more focus on our projects.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

As I said in my prepared remarks, we have plenty of backlog. The issue we have had is generating the income out of that backlog. And I think this focus brings the best bandwidth that we have in the company on the areas where we can deliver results.

So, the metrics are clear. And it’s a project by project basis that Jim is going on. And so he knows exactly where he has to go in every case.

Matt Tucker: Got it, thanks. And just one more question if I could. Looking at the Utility T&D business back in the red in terms of operating margin in the fourth quarter and I assume for the first based on your commentary.

You know I guess a lot of that is probably due to seasonality, you know, the top line was down.

But is that a business that you can get to be, you know, operationally positive in the winter months or are we just going to continue to see that type of seasonality?

Randy Harl: Well I think, and again Matt, you know, that business is not monolithic like all of our businesses aren’t. And so if you look through it business unit by business unit, we have some that are profitable, some that are about breakeven and some of them are pretty good size losers.

And, seasonality does affect the business to some degree more so in the Northeast than in Texas but we had a lot of rain in Texas as well.

But, we are looking at all of those businesses and they will either get profitable based on what we have done to do a deep dive inside each one of those businesses and identify either, top line, cost control or other issues that we have to get in place to get to profitability or we will exit those businesses.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

And, so we have a detailed plan for each one of those, so I think that you won’t see continuing red ink coming out of that business. I mean Van’s general guidance there on the first quarter is correct. But by the time we get to Q2 our plans will start to really take effect on those underperforming units and you’re going to see a difference and a change in direction with regard to that business.

So the distribution business has been very weak. You know we have a lot of that in the Northeast and we have a lot of distribution business, here in Texas. You know we have generated pretty good revenue out of those businesses.

But we have just not been able to match our cost in revenue and started working on understanding, at a very detail level back in November timeframe of last year, what we needed to do. And I think we have a very clear plan out there on the table that I have a lot of confidence that we’re going to be able to deliver that really turns that around.

Matt Tucker: Thanks. That’s very helpful. I will jump back in the queue.

Randy Harl: Okay.

Operator: And before we move to the next question, we’d like to ask those in queue to please limit yourself to one question and one follow-up.

At this time, we will move to Steven Fisher from UBS.

Steven Fisher: Hi. Good morning.

Male: Morning Steven.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Steven Fisher: Could you just talk about the sources of the additional $50 to $100 million of debt reduction? How do you plan to generate that?

Van Welch: Well Steven it’s going to be a combination of continuing our look in nonstrategic assets. Part of the first quarter, about half of the first quarter pay down was associated around a partial sale of our discontinued business in Canada. The other half was generated from cash.

So, we’re going to continue to keep looking at nonstrategic assets as well as provide cash flow in the future to take that debt down.

Steven Fisher: And just to clarify the $50 to $100 million. Is that on top of the $30 million in Q1?

Van Welch: No. That’s combined total for the year, 2012.

Steven Fisher: Okay. And then I guess the follow-up would be can you just talk about the schedule for CREZ? How much revenue do you expect to generate from that in 2012?

I think Randy you may have mentioned something about $400 million. When do you finish that work and, you know, when do you think you could fully replace what you have in CREZ backlog today?

Randy Harl: Yes, I think Steven, those numbers will be about equally distributed. There is some other transmission work in that $400 million besides CREZ but that’s directionally correct and we will burn off about half of that in 2012 and most of the rest of it from a CREZ standpoint by the end of 2013.

But that’s really not the end of the story. We have identified enough other work to keep us working at about that level past 2013. There are additional CREZ projects as well as other - many other transmission projects really in Texas and adjoining states that I think are going to keep those assets busy well out - past 2013.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Steven Fisher: Okay, I’ll get back in queue. Thanks.

Operator: At this time we will go to John Rogers with D.A. Davidson.

John Rogers: Hi. Good morning.

Group: Hi John.

John Rogers: A couple of things. Randy in your comments relative to the mix of projects that you have, how many or what portion of your backlog is that left of kind of low margin work or sub-plan margin work that’s yet to be worked off?

Randy Harl: Well, I think it’s - you can’t really look at it like that.

John Rogers: Okay.

Randy Harl: John because a lot of it is MSA kind of work. And, as I’ve said there are combinations of cost reductions, changes in how we operate and other things that can bring that work to profitability.

John Rogers: Okay.

Randy Harl: And so you have a fair amount. That bottom 25% I talked about is probably a way to think about that. But it’s not like you’ve got a project that’s going to take you a couple years to work off and you’re underwater on it. So you’re going to have suffer through it.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

John Rogers: Okay.

Randy Harl: The good news on this is the detail - the deep dives that we’ve done into that business, primarily on the electric distribution side, gives me a lot of confidence that by the time we get into Q2 and Q3 that we will have resolved the issues that we have with the problematic MSAs or we will be out of those.

And so I’m not looking at carrying that forward and it being a drag on the company. That in combination with a little bit of lift that we’re getting from the market makes me confident to be able to say that I think we’re going to be profitable at the operating line in that segment this year.

John Rogers: Okay, great. And as you think about these newer segments, the Oil and Gas, Canadian and Utility business, what - I don’t know if you can answer this, but what are sort of the reasonable target margins in those types of businesses now?

Randy Harl: You know John I don’t think that they are - I mean if you take a look at our competitor group, I mean the average operating margin is what, about 3.5%.

John Rogers: Yes.

Randy Harl: You know and our target is to get all of these businesses there or above. And there’s nothing about them that would make me tell you that they can’t be there. You know and you look out there, others are doing it. We look into our business and it’s really our own operating issues that have caused us not to do that.

And so, we’re on our way there. And I think taking a position that we’re either going to get there quickly or we’re not going to do some of those things anymore is really the right thing.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

When I look at our API Storage Tank business, compare that to Matrix and CB&I and the other guys that are out there, they are making a good operating margin in that space. You know we have changed the way that we view those businesses, the way that we’re bidding.

And so far the feedback from the marketplace is positive. And we’re able to book some business at better margins. We found some things that we can do smarter in the way that we execute that business.

And that’s just an example of how we’re going through these business units one-by-one. You know that the engineering in the downstream has been a drag on us since we’ve owned that business. It is a huge milestone for us to get through, January and February.

And January’s a difficult month in engineering from a billability standpoint. We’re profitable at the operating income line in both of those months. And are looking for March to be profitable and we’re looking for Downstream Engineering to be profitable at the operating income line for the year.

So, what we’ve done John is we’ve gone through them one-by-one and I believe all of them can get somewhere close to what the average for our competition is.

John Rogers: Okay. That is good to hear. Thank you.

Operator: At this time, we’ll go to Martin Malloy with Johnson Rice.

Martin Malloy: Good morning.

Randy Harl: Good morning Marty.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Martin Malloy: Could you talk about the bidding environment for larger diameter pipeline projects now? And do you have available capacity to do additional work being on the Red River Gathering Pipeline?

Randy Harl: Well Marty I think it’s - I’ll just go back to, the strategy that we’ve been talking about. And, I think it played out well in Q4 and the same thing is going to happen in Q1 where we have a lot of resources now operating out there in the liquids as well as gas plays where production is being developed.

And, what we said is we want to target that $150, $200 million a year in large diameter. They’re going to be smaller projects. You know the big project today is in that $50 to $100 million range. There aren’t many that you can go after that are the $300 or $400 million size projects.

And so we have sized our capacity to deal with that model. And so right now we’re going to be pretty close to what - to 100% utilization as we roll into Q2. As we come off of Red River and a couple of other smaller assignments that we have, we will have some available capacity. We’re out there bidding. The environment is still pretty tough. A lot of people show up. You know we have a lot of bidders for every letting that we go to.

But we have been very successful, even having a lot of bidders, and been successful getting a low bid, a high quality bid. And then developed teams that are to the point where we’re highly productive. We’re safe and we’re still able to make the as bid or better margins on those projects.

So, we’re keeping our eye on the ball here. We’re not going to outgrow our capability to operate in this very competitive environment. Hopefully going forward, Keystone XL and some of these other projects that are of larger size go forward. And even though we won’t participate in that one, hopefully there will be some relief in the marketplace and we’ll see some margin expansion as we go forward.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

But the bidding environment remains pretty competitive. But I think our results indicate that we’re able to deal with that.

Martin Malloy: Okay. And then with respect to Canada, I think your previous annual peak revenue up there was somewhere around $250 million or in that area. Can you give us an idea of kind of where you were in ‘11 and perhaps where you think you can get to in a run rate for this year in the Canadian market?

Randy Harl: All right Van why don’t you take the history there and I’ll talk about what we think we can do.

Van Welch: Sure. I think, Marty, if you look at the - we were about $130 million or so, $150, between $130-$150 million in 2011 from continuing operations. We’re expecting that to significantly grow. And in terms of what you could be expecting from Canada in 2012 it could be approaching a $300 million revenue. And then I think has the legs to even expand beyond that in the future.

The first quarter is not going to be in Canada from a revenue run rate top line standpoint. It won’t be at that run rate in Q1.

But I think with what we had booked and what we were seeing out there to be booked, I feel pretty comfortable with an approaching $300 million kind of revenue for Canada in ‘12.

Randy Harl: So, Marty, I think the way to think about it is we’ve been shifting gears on the model here. You know we had a pipeline large diameter transmission line construction business here that would go from almost zero up to $150 million. Given the year and the fluctuation and unpredictability of that led us to think about what are the things we could do here in Canada.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

And our team, found the oil sands and things that are ancillary to the oil sands, as a much more predictable target for us. And so, we exited the large diameter pipeline construction market. We’re completing the projects in Disco Ops that we had there. And, that was something that Q1 was the strongest quarter for that business.

So, we’ll have a little more seasonality in the business with the other model. But we’re just heading into the strongest part of the year, Q2, Q3 and into Q4. So we’re seeing a buildup here. You know the model has changed. We’re not only just doing maintenance, small capital construction and fabrication. We’ve also got a number of larger construction projects.

Ultimately we’d like to be in the EPC market. And the team here is confident that we can hit that $300 million this year and that’s just the starting point of where we intend to go.

The market here is going build beyond the peak that we saw in 2008. Resources are already tight. You know, but there is the opportunity to have a very profitable, robust business here, is something that’s right before us.

We have - just to remind everyone. We had some issues with profitability in Canada. We have a new Management Team here that I’m confident having seen the results of what they’ve done so far that can grow this business, can grow it predictably, profitably and we have one of the hottest markets on the planet here. So I am very, very optimistic about what we can do here in Canada.

Martin Malloy: Oh thank you and congratulations on the settlement.

Randy Harl: Thank you, Marty. That was something that, we were very pleased to get behind us.

Operator: And at this time, we will go to Noelle Dilts with Stifel Nicolaus. Please go ahead.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Noelle Dilts: Hi. Good afternoon.

Male: Hi Noelle.

Male: Hello.

Noelle Dilts: Thanks for taking my call. Hi. You know could you give us some just additional detail, you know, you’re talking about the first quarter looking relatively similar to the fourth quarter. But in your commentary, it sounds like things of Upstream are getting a little bit better, Downstream, you know, you have again some positive comments there. You know UTD maybe you’re looking - it sounds kind of like it’ll be roughly flat.

But are you, you know, going to see some additional legal costs related to the settlement or some restructuring costs that are playing into your thinking there? Can you just give us some thoughts?

Van Welch: Well Noelle the…

Randy Harl: Yes, Van you want to do that?

Van Welch: Sure. I’ll take that Randy. In terms of the legal costs associated with the WAPCO settlement, that’s going to be reported in discontinued operations.

Noelle Dilts: Oh right, yes.

Van Welch: So that will play a part in that. In terms of overhead costs, G&A costs, as mentioned we did complete the monitorship in Q1. That level or that spend is usually higher in Q1 than in the other quarters.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

So we’ll see some additional costs associated with that effort. As well as typically in Q1 from an audit standpoint in those particular costs we’ll see a rise in that which is typical again in Q1. So the G&A costs will expand a bit in Q1.

The Oil and Gas side and I’ll reference is that - that because that’s how we’re going to report it in Q1.

Noelle Dilts: Okay.

Van Welch: I would expect you’ll see a bit of improvement from the levels that we saw in Q4. Most of that driven by the regional strategy that we’ve implemented and that we’ve talked about in the past that we’re expecting some very positive things coming from that in Q1.

And as you kind of build through the quarter you’ll start to see, not only revenues but also those contract margins and those utilization, greater utilization being picked up in the quarter.

So the Oil and Gas side I would expect to be a bit better. Canada as I mentioned, the run rate in Canada is going to be a bit soft associated with what Randy talked about and the buildup, getting into the spring and the summer months. And so that will be a softer in Q1.

And T&D I’m expecting probably a similar kind of result in T&D when - for Q1 as you got into Q4.

So overall, you know, as we talked about I think if you look at the result that we had in Q4 you can expect something comparable to that result in Q1.

Randy Harl: Yes. I think Noelle the way that we’re thinking about that is if you look at the losses that we had in Q4 and Q1 the last couple years, we have just wiped out the good quarters that we’ve had, Q2 and Q3 with those losses.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

You know the trajectory of this thing is going in the right direction in that we have significantly reduced those losses in quarters that have seasonality associated with them. And they always will.

But, our intent is to get those closer and closer to breakeven and to have a stronger quarter in Canada as we go forward. And if we can do those things and - we believe we can - the model is going to work for us.

Noelle Dilts: Okay, great, and then one additional question. You know we’ve talked quite a bit about the, you know, some of the difficulties you’ve had with your Northeastern Distribution business.

Can you just, you know, walk us through some of the - I guess some of the issues there? You know it sounds like you’ve talked - today you mentioned some MSA contracts that weren’t meeting your standards. But I think in the past you also talked about some equipment costs that were under long term leases that were a bit of an overhang.

Can you just give us a sense of, you know, I guess how much of those costs are you saddled with, maybe, you know, are there some used equipment costs that are going to be an issue over the longer term or, you know, I guess how much of this do you think you can address more quickly versus some that you’ll have to address over the long term?

Randy Harl: Well I think Noelle that, what we will do is look at where we have equipment costs that may be in excess of what we need to do the work we have. We will deal with that in the short term.

You know so if we’ve got some leases there we will bring those to a conclusion. And I think that there’s not many of those that we have not matched the equipment requirement that we have with the work that’s available.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

And so we are selling quite a few pieces of equipment. We started that process in Q4. We’re continuing that as we speak here. And we’re going to rationalize that equipment fleet across all of our distribution business.

And with respect to MSAs that aren’t profitable, we do have a few of those. They have differing expiration dates. I think that this summer brings one of the more problematic ones to an end if we can’t renegotiate the rates.

But most of that revolves or turns around the volumes that we see. And with the fall off in housing and commercial expansion, we’re back into a maintenance mode with that business which still requires you to have a pretty good footprint out there but not enough volume to really get to profitability.

So we’re taking those one MSA at a time. And if we can’t negotiate a better rate with our customers then we’re going to not rebid those or we’re going to ask our customer to do something different.

So the granularity that we have in our review of the business is pretty great. And it really does get down to MSA by MSA, how much equipment we have in our fleet, how we maintain that, whether we rent it, buy it, lease it, all of those decisions whether we have auxiliary offices or not. We have looked at all of those issues and bottom line is I believe that by the time we get into Q2 we’ll have most of the decisions made, the equipment disposed of, dealt with it with the MSAs and be queued up to get that distribution business back where it is not a drag on us anymore.

If you look between the Northeast and Texas a large part of that $20 million that I talked about really come from just those two things. And so that’s - we’re focused. We have a laser on those two areas. And have identified what we need to do and have a Management Team that’s out there making that happen.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Noelle Dilts: Okay, great. Thanks for the color, appreciate it.

Operator: Next in queue we will hear from Jamie Cook with Credit Suisse.

(Andrew Riscalia): Hi. This is (Andrew Riscalia) on behalf of Jamie Cook. Congratulations on a good quarter guys.

Randy Harl: Thank you (Andrew).

(Andrew Riscalia): So just a quick question on your T&D side. I know you mentioned a lot of work on CREZ and some smaller type work.

But can you get specific in terms of what projects you’re bidding on or what is it that you guys are seeing that makes you pretty bullish on this segment going forward?

Randy Harl: (Andrew) there are a number of things up in the Northeast for people who like National Grid that we bid almost on a weekly basis. And, they range in size from $10 million to $20 million in size. We’re not bidding on any huge projects there. And they range from transmission, re-conductoring new lines as well as substations.

But there a lot of opportunities in the Northeast and where we really focus there is in New England on transmission construction.

In Texas, we are in a position where the CREZ build-out has us at 100% utilization. We have the opportunity to pick off a project here and there.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

But we’re pretty busy. My comments earlier on what comes after that, so we’re working diligently looking at what’s happening in Texas as well as the surrounding states. And there are a number of opportunities that we can pursue as we start to see the end of the CREZ work where it can add additional capabilities.

But the labor market is pretty tight in Texas. You know the CREZ Projects are now all - most of them are underway. And so there’s a lot of competition for resources. So the ability to just add some new equipment and put crews in place that have the right kind of experience makes - is a pretty difficult thing to do.

So we’re focused on delivering for our customer, Oncor, in this case, and that’s taking the most of our capability. But not losing sight of that that will come to an end in 2013.

But Oncor also has a fair amount of base-load work that we’re going to be - we’re going to do hopefully at the end of the CREZ work.

So and when I look at the opportunities here in Texas and up into the Midwest they’re great. In the Northeast I think we’re going to continue to see smaller projects, if that helps.

(Andrew Riscalia): Yes, that’s helpful. And then just as a follow-up on your - I know you mentioned on your pipeline side you’re looking at some smaller type projects. Can you just remind us just as a rule of thumb what the margin profile is on a smaller versus larger pipeline project? And I know you mentioned capacity tightening up but kind of how you see that trending this year?

Randy Harl: Well I mean I think that from an operating income standpoint, we are able to deliver somewhere in the 3%, 3.5% to 4% range.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

(Andrew Riscalia): Okay, great. Thanks.

Operator: Next question will be from John Rogers with D.A. Davidson.

John Rogers: Hi. Thanks. I just wanted to follow-up I guess maybe for Van. The - with the tax issue, will you - do you expect to book any tax expense in 2012?

Van Welch: Yes. I think John at this point we would.

John Rogers: Okay.

Van Welch: But I will provide - I’m going to provide much more guidance in the Q1 call.

John Rogers: Okay. And just so I’m clear too, this settlement charge is that going to be booked in the fourth quarter or the first quarter?

Van Welch: It’ll be booked in the fourth quarter.

John Rogers: Okay, great. All right, thank you very much.

Operator: We will move along at this time to Randy Bhatia with Capital One Southcoast.

Randy Bhatia: Hi guys. Thanks for taking my call.

Male: Good morning Randy.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Randy Bhatia: Just wanted to kind of follow-up on that line of question with regards to the settlement. Can you give us any more color in terms of what would accelerate that payment schedule, what those thresholds are?

Van Welch: Sure. Randy if you look at it, the structured settlement is we’re going to pay - in 2012 we’ll pay $14 million in ‘12. That’d be broken down $4 million for each quarter and then $2 million at the end of the year. If you think about it that is about the same level of expense that we could have incurred associated with the continuing the litigation costs associated with the settlement.

Randy Bhatia: Sure.

Van Welch: (Now) in 2013 we’ll have a scheduled payment of $5 million in ‘13. In ‘14 we’ll have a scheduled payment of $7.5 million.

At - in 2014 and starting in the Q4 of 2014 there are a number of financial triggers mostly based on our ability to pay that could accelerate the remaining $29 million that would be due in ‘15, ‘16 and ‘17. Those triggers are based around cash, available cash. They’re based around the - whether we have a stock repurchase, whether we have a leverage ratio that, for example, if the leverage ratio is 2.25-to-1 or less then that would have an acceleration trigger at that time.

We are planning Randy, over the next day or two we will be issuing an 8-K that will give the full details of the settlement terms.

But the triggers again are predominantly related to our ability to pay and a stronger financial position that would create that acceleration.

Randy Bhatia: Okay, so it’s nothing that we could model at this point. It’s just more of something to keep in mind as we head into that timeframe.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Van Welch: I think that’s correct. But in terms of your near term modeling there’ll be - I think I laid out in ‘12...

Randy Bhatia: Right.

Van Welch: ...’13 what that cash expenditure would be.

Randy Bhatia: Perfect. And if I can just ask one follow-up, you mentioned the leverage ratio. Are you guys still looking at ‘12 for the leverage ratio to get to 3-to-1?

Van Welch: Yes. We think that is certainly very achievable to be able to do that.

And if you look at the leverage ratio at the end of the year we were around 3.6 leverage ratio at 12/31.

Randy Bhatia: Very good. Thanks very much guys.

Van Welch: Thanks Randy.

Operator: And at this time, we will move to Noelle Dilts with Stifel Nicolaus.

Noelle Dilts: Hi. I just had a quick follow-up question. When you’re discussing the debt pay-down goals for 2012, are you referring mostly to your, you know, higher cost set or is that just in total?

Van Welch: Well I think our main aim has always been Noelle to take that term loan and decrease that term loan balance. It is the highest cost associated with our debt. So I would think it make sense for us, for any other further debt pay-downs would be targeting that particular loan.

WILLBROS GROUP, INC.

Moderator: Michael Collier

04-02-12/11:00 am CT

Confirmation # 4164451

Noelle Dilts: Okay. I guess I thought you had a maturity coming up but I’ll have to read up on that. Thanks a lot.

Van Welch: Yes, we do. We have the 6.5% convertible notes. They’re due at the - in the last quarter of this year.

Noelle Dilts: Right in December.

Van Welch: That’s correct. Yes, we do have…

Noelle Dilts: So that’s included.

Van Welch: And we do have Noelle just - we have the ability to hit our revolver for that…

Noelle Dilts: Oh right. Okay so okay, that helps. Thanks.

Operator: Ladies and gentlemen, this does conclude the Q&A session as well as today’s call. We would like to thank you all for joining us and for your participation. You may now disconnect.

END